UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2013 (October 28, 2013)

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

810 Seventh Avenue, 35th Floor, New York, New York 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2013, the Board of Directors (the “Board”) of Delcath Systems, Inc. (the “Company”) approved certain additional compensation to be paid to its Interim Co-Presidents and Co-Chief Executive Officers Jennifer Simpson and Graham Miao. Ms. Simpson and Mr. Miao will each be entitled to an additional cash payment of $6,000 per month to continue for so long as they serve as Interim Co-Presidents and Co-Chief Executive Officers; the payments will be retroactive to September 12, 2013, the date of their appointment. These additional payments shall be included in base compensation for purposes of calculating any bonus to be awarded to Mr. Miao or Ms. Simpson under the Company’s Annual Incentive Plan, but only for those months for which the additional cash payments of $6,000 were paid. In addition, Ms. Simpson’s salary for her continued role as the Company’s Executive Vice President, Global Head of Business Operations is being increased to $330,000 per year to be equal to Mr. Miao’s salary for his continued role as Executive Vice President and Chief Financial Officer; Ms. Simpson’s salary shall be deemed to have been $330,000 commencing as of January 1, 2013, for the sole purpose of calculating any bonus under the Annual Incentive Plan and for no other purpose. Mr. Miao’s target bonus under the Company’s Annual Incentive Plan is being increased to 45%, to be equal to Ms. Simpson’s target bonus, and such percentage shall be deemed to apply retroactively to January 1, 2013 for purposes of calculating any bonus to be paid to Mr. Miao under the Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: October 31, 2013	By:	/s/ Peter J. Graham
	Name:	Peter J. Graham
	Title:	Executive Vice President, General Counsel